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                                                                    Exhibit 99.3

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     On May 17, 1999, BioSphere Medical, Inc. ("BioSphere" or the "Company") sold certain assets to Life Technologies, Inc. for approximately $11.2 million in cash, including $1.0 million held in escrow, and the assumption of certain liabilities. BioSphere utilized the proceeds to pay approximately $880,000 of transaction costs, to repay approximately $2,000,000 of outstanding bank debt (the "Bank Debt"), and to repay an approximately $143,000 note payable to Sepracor (the "Related Party Note").

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 reflect the historical results of Biosphere for the year and three months then ended as adjusted to give pro forma effect to the Sale as if it occurred on December 31, 1997. The following unaudited pro forma balance sheet as of March 31, 1999 reflects the historical accounts of Biosphere as of that date as adjusted to give pro forma effect to the Sale as if it had occurred as of March 31, 1999.

The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the description of the Sale contained in the form 8K filed by the Company on April 29, 1999. The audited historical financial statements of the Company for the year ended December 31, 1998 which are included in BioSphere's 1998 Annual Report on form 10K previously filed with the Securities and Exchange Commission. BioSphere believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial statements. The pro forma consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of BioSphere's financial condition or results of operations had the Sale been consummated on the dates assumed and are not intended to project BioSphere's financial condition on any future date or results of operation for any future period.